Exhibit (d)(4)

April 1, 2016

Apollo Management VIII, L.P.

9 West 57th Street

New York, NY 10019

Attention: General Counsel

CONFIDENTIAL

Ladies and Gentlemen:

1. In connection with the request by Apollo Management VIII, L.P. (“you” or “your”) to consider a possible negotiated transaction (the “Transaction”) concerning Outerwall Inc., a Delaware corporation (together with its subsidiaries, the “Company”), you have requested certain information concerning the Company. As a condition to your being furnished such information, the Company requires that you agree to treat confidentially all information (whether prepared by the Company, its advisors or otherwise, and whether oral, written, visual, electronic or otherwise) that the Company (in such capacity, the “Disclosing Party”) or its Representatives (defined below) furnishes to you or any of your Representatives (the party receiving such information, the “Receiving Party”) together with all notes, interpretations, analyses, compilations, forecasts, studies, summaries, data, reports and other documents and materials in whatever form prepared by the Disclosing Party or the Receiving Party or their respective Representatives or others, which contain or otherwise reflect or are based, in whole or in part, on such information (collectively, the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions set forth herein. For purposes of this letter agreement, the term “Representatives” shall mean affiliates of any party to this letter agreement, and such party’s and its affiliates’ advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) and such party’s and its affiliates’ respective directors, officers, partners, members, employees and agents, provided that your Representatives shall not include any potential financing sources for the Transaction except for those listed on attached Schedule A (which Schedule, for the avoidance of doubt, solely pertains to potential financing sources and may be amended from time to time by the mutual written consent of you and the Company’s Chief Financial Officer, including consent transmitted by e-mail). You shall be permitted to, and hereby agree to, disclose Evaluation Material only to those of your Representatives who need to know such information for the purpose of assisting or advising you in connection with your consideration of the Transaction. The term “Evaluation Material” shall also include “Transaction Information” as defined in paragraph 3 below. The term “Evaluation Material” does not include information that (i) was available to you or your Representatives on a non-confidential basis prior to it being furnished to you or your Representatives by or on behalf of the Company as reasonably demonstrated by you, (ii) is publicly available at the time of disclosure hereunder, or becomes publicly available other than as a result of disclosure by you or your

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Representatives in breach of the terms of this letter agreement, (iii) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives, provided that you or your Representatives do not have actual knowledge, after reasonable inquiry, that such source is bound by a confidentiality agreement with, or other obligation of secrecy to, the Company in respect of such information, or (iv) is or was independently developed, generated or created by you or your Representatives on your behalf without use of the Evaluation Material or violation of this letter agreement.

2. You agree that the Evaluation Material will be used solely for the purpose of considering or consummating the Transaction and not for any other purpose, and that the Evaluation Material will be kept confidential by you and your Representatives and will not be disclosed by you or your Representatives to any other person. Your Representatives shall be informed by you of the confidential nature of such Evaluation Material and shall be directed by you, and shall agree, to abide by the terms of this letter agreement applicable to such Representatives regarding such Evaluation Material and that you shall be responsible for any violations by your Representatives of the terms of this letter agreement applicable to such Representatives. The Company agrees that, without prejudice to any claim it may have against you or any of your affiliates, no proceedings in respect of any such claim may be taken against your or your affiliates’ directors, officers, employees, controlling persons, partners, members or agents, to the extent any such person is an individual; provided, however, that the Company shall be entitled to seek injunctive relief against any such person. You understand that the Company shall have the right in its sole discretion to determine what Evaluation Material to make available to you and reserves the right to adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Material.

3. In addition, without the prior written consent of the Company, you agree that you will not, and you will direct your Representatives not to, disclose to any other person (other than your Representatives): (i) the fact that this letter agreement exists or that Evaluation Material has been requested or provided to you, (ii) that discussions, investigations or negotiations are taking place or have taken place concerning a Transaction, (iii) any of the terms, conditions or other facts with respect thereto, including the status thereof or the subject matter of this letter agreement, or (iv) the identity of you, any of your affiliates, or the Company (the information in clauses (i)-(iv) being “Transaction Information”), except that you may make any such disclosure if you determine that such disclosure is requested or required by applicable law, stock exchange agreements or regulations or legal or regulatory process (collectively, “Law”) but only after compliance with the procedures set forth in Section 4 below. Subject to Section 4 below, and except as required by Law, if any inquiries regarding the Transaction are received by you or any of your Representatives from any third party (including without limitation any governmental authority or any agent, advisor or other representative acting on behalf of a governmental authority), you agree to not respond to such inquiries without the prior written consent of the Company.

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4. If you or any of your Representatives are required by Law, based on the advice of legal counsel, to disclose any Evaluation Material, including pursuant to any request, you will as promptly as practicable notify the Company in writing (including by e-mail) of such request or requirement (to the extent not prohibited by Law, and except in the case of routine regulatory audits not specific to the Transaction) so that the Company may seek to avoid or minimize the required disclosure or obtain an appropriate protective order or other relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the person receiving the disclosure, or, in the Company’s sole discretion, waive compliance with the provisions of this letter agreement. In any such case, and at the Company’s sole expense, you agree to reasonably cooperate with the Company and use your commercially reasonable efforts to avoid or minimize the required disclosure or obtain such protective order or other relief. If such protective order or other protection is denied and you or any of your Representatives are required by Law to disclose Evaluation Material, you and your Representatives, as applicable, will disclose only so much thereof to the party compelling disclosure as your legal counsel advises is required by Law. You or your Representatives, as the case may be, shall give the Company prior written notice of the Evaluation Material that you or your Representative believe is required to be disclosed (to the extent not prohibited by Law, and except in the case of routine regulatory audits not specific to the Transaction).

5. You agree that, without the prior written consent of the Company, all requests by you or your Representatives for Evaluation Material, answers to questions, meetings with the Company’s personnel or Representatives or inspection of the Company’s properties must be made through Morgan Stanley. You and your Representatives (acting on your behalf or at your direction) shall not initiate or maintain contact in connection with the Transaction with any of the Company’s investors, stockholders, partners, directors, officers, employees, financing sources (other than those financing sources set forth on Schedule A), suppliers, customers, lenders or any person known by you to have material contractual dealings with the Company (it being understood you or your Representatives may contact any such person or entity in the ordinary course of business unrelated to the Transaction).

6. You agree that, for a period of one (1) year from the date hereof, neither you nor any of your affiliates (to the extent any such affiliate actually receives Evaluation Material) will, directly or indirectly, (a) solicit or employ any officers at the level of Vice President or above of the Company, with whom you have first contact in your evaluation of the Transaction, (b) solicit or employ the Company’s Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, or (c) solicit for employment or cause to leave the employ of the Company any employee at the functional level of “director” or above in the Company’s organization, with whom you have first contact in your evaluation of the

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Transaction, in each case without obtaining the prior written consent of the Company; provided that you and your affiliates shall not be prohibited from soliciting or employing any such person who (i) responds to general or public solicitations not specifically directed at such persons (including by a bona fide search firm), (ii) has been terminated by the Company prior to the commencement of employment discussions between you or your affiliates and such person, or (iii) initiates discussions regarding such employment without any direct or indirect solicitation by you or your affiliates.

7. You acknowledge and agree that the Company may be irreparably injured by a breach of this letter agreement by you or your Representatives and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement due, in part, to the difficulty of ascertaining the amount of damages in that case. Accordingly, you agree that the Company shall be entitled to seek equitable relief, including specific performance and injunctive relief, in the event of any actual or threatened breach by you or any of your Representatives of the provisions of this letter agreement and that you shall not oppose the granting of such relief, and you further agree to waive, and to use your commercially reasonable efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection therewith. Such remedy shall not be deemed to be the exclusive remedy for breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company.

8. Except as may be set forth in a definitive transaction agreement, you acknowledge and agree that neither the Company nor any of its Representatives has made or makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and neither the Company nor any of its Representatives will have any liability, whether in contract, tort, under federal or state securities laws or on any other basis, to you, your Representatives or any other person resulting from any use of, or reliance on, the Evaluation Material or any errors therein or omissions therefrom. Only those representations and warranties that may be made to you or your affiliates in a definitive written agreement for the Transaction shall have any legal effect. You agree that you will inform your Representatives that they may not rely on such Evaluation Material except in accordance with this Section 8.

9. You represent that you are acting as a manager of funds sponsored by Apollo Global Management LLC and not acting as a broker for or on behalf of any other person or entity. You represent and agree that you have not and will not, and that your Representatives (acting on your behalf) have not and you will direct your Representatives not to (on your behalf), directly or indirectly, have any discussions or other communications regarding, or be a party to any agreement, arrangement or understanding (including any joint bid, teaming or similar agreements) with any other prospective bidder for the Company with respect to, the Transaction involving the Company or that could otherwise reasonably be expected to affect such person’s decisions or actions with respect to

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the Transaction involving the Company, including without limitation (a) whether or not you or such other prospective bidder will make a bid or offer for the Company, or (b) the price, terms and conditions that you or such other prospective bidder may bid or offer for the Company, without (in each case) the prior written consent of the Company.

10. You represent and agree that neither you nor any of your Representatives have entered (on your behalf), directly or indirectly, or without the prior written consent of the Company will enter (on your behalf), directly or indirectly, into any agreement, arrangement or understanding with any other person that would require such person to provide you with financing or other potential sources of capital on an exclusive basis in connection with the Transaction.

11. You acknowledge that you and your Representatives who are informed as to the matters which are the subject of this letter agreement are aware that the United States securities laws prohibit any person who has material, non-public information concerning an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

12. Except in connection with the negotiation of, and entry into, definitive documentation with respect to the Transaction between the Company and its Representatives and you and your Representatives and except as otherwise permitted below in this Section 12, you agree that for the Standstill Period (as defined below), neither you nor any of your controlled affiliates (to the extent any such controlled affiliate actually receives Evaluation Material) will, unless specifically invited in writing by the board of directors of the Company, directly or indirectly, in any manner (your obligations pursuant to this paragraph being, the “Standstill”):

(i) acquire, offer or propose to acquire, announce any intention to acquire, solicit an offer to sell or agree to acquire, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting equity securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting equity securities of the Company, including, but not limited to, any derivative, swap or similar arrangement;

(ii) make, or in any way knowingly participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether subject to or exempt from the proxy rules, or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company;

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(iii) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company;

(iv) acquire, offer to acquire or agree to acquire, alone or in concert with others, by purchase, exchange or otherwise,

(a) any material assets, tangible and intangible, or

(b) direct or indirect rights, warrants or options to acquire any material assets,

with “material assets” being defined to mean 25% or more of the assets of the Company and its subsidiaries measured on a consolidated basis;

(v) arrange, or in any way knowingly participate, directly or indirectly, in any financing for the purchase of any voting equity securities of the Company or securities convertible or exchangeable into or exercisable for any voting equity securities of the Company or material assets (it being understood that if you have notified the Company or Morgan Stanley that you are no longer pursuing the Transaction and such third party purchaser is pursuing such acquisition of voting equity securities or material assets in a process approved by the Company, then this restriction shall not apply);

(vi) otherwise act, alone or in concert with others, to

(a) make any public announcement with respect to, or submit a proposal for, or offer (with or without conditions) to the Company or any of its subsidiaries for, any merger, share exchange, tender or exchange offer, business combination, consolidation, sale, restructuring, reorganization, recapitalization or other transaction involving the Company, any of its subsidiaries or their securities,

(b) seek, or propose to control, change or influence the management, board of directors or nominate any person as a director who is not nominated by the then incumbent directors,

(c) seek to have the Company waive, or make amendments or modifications to, the Company’s certificate of incorporation, bylaws or stockholder rights plans (as such may be amended from time to time), or

(d) propose any matter to be voted upon by the stockholders of the Company or any of its affiliates; or

(vii) announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (i) through (vi) of this Standstill, or take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (vi) of the Standstill.

Apollo Management VIII, L.P.

April 1, 2016

The “Standstill Period” means the period starting on the date of this letter agreement and ending on the earliest to occur of (A) the one (1) year anniversary date of this letter agreement, (B) the closing of the Transaction, (C) the Company’s bankruptcy, (D) the date that any third party, other than your controlled affiliate, makes any public announcement with respect to or publicly submits or commences a proposal for or public offer (with or without conditions) to the Company or any of its affiliates or any of their respective stockholders with respect to, a Sale Transaction, or (E) the date that the Company enters into any agreement with respect to or announces a Sale Transaction. A “Sale Transaction” shall mean a transaction (whether directly or indirectly, including through a merger, sale or issuance of stock, share exchange, tender or exchange offer, business combination, consolidation, restructuring, reorganization, sale or license of assets, recapitalization, reorganization or other transaction or series of transactions) involving or resulting in a sale or transfer of (i) a majority of the Company’s outstanding voting securities (including through the sale of options, warrants, convertible securities or exchangeable securities that would result in a person or group having beneficial ownership of a majority of the Company’s outstanding voting securities within the meaning of Section 13(d) of the Exchange Act), or (ii) 50% or more of the assets of the Company and its Subsidiaries (measured on a consolidated basis).

Notwithstanding Section 12(i)-(vii), you or your Representatives (acting on your behalf) may at any time make a confidential proposal regarding a potential Transaction to the Company’s board of directors if solely submitting such proposal would not require the Company to make a prompt public announcement regarding a potential Transaction or anything described in Section 12(i)-(v) or this letter agreement. Nothing in this letter agreement or otherwise shall restrict your (or your affiliates’ or other related entities’) ability to acquire debt of the Company or any of its subsidiaries or related entities.

You represent and warrant that as of the date hereof, neither you nor any investment funds managed by you beneficially owns any securities of the Company.

13. All Evaluation Material disclosed by or on behalf of the Company shall be and remain the property of the Company. At any time at upon the written request of the Company for any reason, you shall within twenty (20) business days (i) redeliver to the Company, or, at your option, destroy, all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its Representatives or otherwise) and not retain any copies, extracts or other reproductions in whole or in part of such written material, and (ii) destroy all documents, reports, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the information in the Evaluation Material, and such

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destruction shall be confirmed in writing to the Company. Notwithstanding the foregoing, (x) you and your Representatives may each keep archival copies of the Evaluation Material to the extent required by applicable law, regulation or professional standards of conduct, and (y) you and your Representatives may each retain Evaluation Material to the extent it is automatically “backed-up” on your or their (as the case may be) electronic information management and communications systems or servers, provided that such copies are maintained and destroyed in accordance with your or such Representative’s standard policy for such archival copies and are not generally accessible to personnel other than information technology personnel and legal personnel who may have access in connection with their regular duties. Any Evaluation Material that is not returned or destroyed, including, without limitation, any oral Evaluation Material, shall remain subject to the terms of this letter agreement in accordance with the terms hereof. Notwithstanding any such return or destruction of the Evaluation Material, Receiving Party and its Representatives will continue to comply with their obligations of confidentiality hereunder.

14. You acknowledge and agree that unless and until a definitive written agreement with respect to the Transaction has been executed and delivered (and subject to the restrictions and conditions specified therein), neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this or any written or oral expression with respect to the Transaction by any person except, in the case of this letter agreement, for the matters specifically agreed to herein. Accordingly, either party is free to abandon negotiations regarding the Transaction at any time for any reason or for no reason and the decision of either party to so abandon discussions shall not be subject to legal challenge by the other. For purposes of this letter agreement, the term “definitive written agreement” does not include this letter agreement, an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid. You acknowledge and agree that the Company reserves the right to negotiate with other interested parties and to enter into a definitive agreement relating to the Transaction or any other transaction at any time and without notice to you or any other person. The Company also reserves the right, at any time, in its sole and absolute discretion and without prior notice, to (i) terminate further participation by you or any other person in the investigation of and proposed process related to a Transaction, (ii) modify any of the procedures relating to such investigation and proposed process, or (iii) terminate entirely such investigation or proposed process. You agree that the Company is not under any obligation to accept any offer or proposal by any person regarding the Transaction.

15. The terms of this letter agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material to which the Receiving Party or any of its Representatives is granted access in connection with the evaluation, negotiation or consummation of the Transaction, notwithstanding

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acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality obligations, it being agreed that the confidentiality obligations with respect to Evaluation Material are exclusively governed by this letter agreement and may not be modified or waived except in writing. The parties agree that this letter agreement may be modified or waived only by a separate writing signed by the Company and you expressly so modifying or waiving this letter agreement or any portion hereof. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16. The term “person” as used in this letter agreement shall be broadly interpreted to include, without limitation, the media and any corporation, limited liability company, entity, trust, group, company, partnership, individual or governmental authority. The term “governmental authority/body” as used in this letter agreement means any federal, state or local body or agency and any department, political subdivision or other governmental authority or instrumentality or self-regulatory authority (including the Financial Industry Regulatory Authority, Nasdaq and the New York Stock Exchange), whether foreign or domestic.

17. To the extent that any Evaluation Material includes materials subject to the attorney-client privilege or similar protections, none of the company nor any Disclosing Party is waiving, and shall not be deemed to have waived or diminished, its attorney-client privileges, attorney work-product protections or similar privileges and protections as a result of disclosing any Evaluation Material (including but not limited to Evaluation Material related to pending or threatened claims or litigation) to the Receiving Party or any of its Representatives.

18. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed within such State and without regard to the conflicts of law or choice of law principles thereof or of any other state. Both parties accept exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County for any actions, suits or proceedings arising out of or relating to this letter agreement or the matters contemplated hereby, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over any such action, suit, proceeding or matter, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such action, suit, proceeding or matter, any Delaware state court sitting in New Castle County (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts). The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which

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shall remain in full force and effect. This letter agreement shall inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent of the other party shall be void. In the event of litigation related to this letter agreement, upon a determination by a court of competent jurisdiction in a final, non-appealable order with respect thereto, the non-prevailing party will pay all reasonable and documented fees and expenses that the prevailing party may incur in enforcing this letter agreement, including but not limited to attorneys’ fees and expenses and costs of appeal.

19. This letter agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject matter hereof. Any notices and similar communications contemplated by this letter agreement shall be made in writing to the intended recipient pursuant to the information provided on the “Notice Information” page attached to this letter agreement. Any such notice shall be effective (a) one (1) business day after it is sent via a reputable nationwide overnight courier service for next-business-day delivery, or (b) the same business day if sent via both e-mail transmission and facsimile transmission.

20. Subject to the following sentence and the shorter terms of the covenants set forth in Section 6 and Section 12, your obligations hereunder shall expire eighteen (18) months after the date of this letter agreement. Notwithstanding the foregoing sentence, you and your Representatives, as applicable, shall continue to maintain the confidentiality of any Evaluation Material retained in accordance with Section 13 hereof, and the confidentiality obligations of you and your Representatives with respect to such retained Evaluation Material shall survive for two (2) years following the expiration of this letter agreement or, if earlier, until such time as such retained Evaluation Material is either (a) returned, or is confirmed as being destroyed, to the Company, or (b) no longer Evaluation Material or no longer contains or reflects Evaluation Material.

Signature page follows.

Apollo Management VIII, L.P.

April 1, 2016

If you are in agreement with the foregoing, please so indicate by signing and returning to us one copy of this letter agreement, whereupon this letter agreement will constitute our entire agreement with respect to the subject matter hereof. For the convenience of the parties, this letter agreement may be executed by facsimile, .pdf or otherwise and in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

Very truly yours,

OUTERWALL INC.

By:	/s/ Donald R. Rench
	Name:	Donald R. Rench
	Title:	Chief Legal Officer, General
Counsel and Corporate
Secretary

Confirmed and Agreed to:

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC,
its general partner

By:	/s/ Christopher R. Gruszczynski
Name: Christopher R. Gruszczynski
Title: Vice President

[Signature Page to Letter Agreement]

[Notice Information page follows]

Apollo Management VIII, L.P.

April 1, 2016

NOTICE INFORMATION

Any notices and similar communications contemplated by this letter agreement shall be made pursuant to the information provided below.

To Apollo Management VIII, L.P. General Counsel Apollo Management VIII, L.P. 9 West 57th Street New York, NY 10019 Facsimile: (212) 515-3251

To Outerwall Inc.

Donald R. Rench, Chief Legal Officer,
General Counsel and Corporate Secretary

Outerwall Inc.

1800 - 114th Ave SE

Bellevue, WA 98004

E-mail: Don.Rench@outerwall.com
Facsimile: (425) 943-8090

With copy to (which shall not constitute notice)

Taurie M. Zeitzer, Partner
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

E-mail: TZeitzer@paulweiss.com
Facsimile: (212) 492-0353

With copy to (which shall not constitute notice) Lance W. Bass, Partner Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, WA 98101-3099 E-mail: LBass@perkinscoie.com Facsimile: (206) 359-9000

With copy to (which shall not constitute notice) Dan Fetters, Managing Director Morgan Stanley 1999 Avenue of the Stars, Suite 2400 Los Angeles, CA 90067 E-mail: Daniel.Fetters@morganstanley.com

[Notice Information page to Letter Agreement]

Apollo Management VIII, L.P.

April 1, 2016

Schedule A to Letter Agreement

Financing Sources Who Constitute Representatives

•	Bank of America Merrill Lynch

•	Barclays

•	Citibank

•	Deutsche Bank